Filed Pursuant to Rule 424(b)(3)
Registration No. 333-62855

Prospectus Supplement to Prospectus dated October 29, 1998

AvalonBay Communities, Inc.

482,313 Shares of Common Stock

        This Prospectus Supplement supplements the information we provided in our October 29, 1998 Prospectus relating to 482,313 shares of our Common Stock that we have issued or may issue in the future when we redeem limited partnership ownership interests in Avalon DownREIT V, L.P. This Prospectus Supplement is not complete without the Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the Prospectus.

        In this Prospectus Supplement, we use some capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of October 31, 2003.

        As a result of transfers of units by certain Selling Stockholders identified in the prospectus dated October 29, 1998, we are providing this Prospectus Supplement to update the table under the caption "Selling Stockholders." The information for Craig C. Avery on the first line referenced in the table contained in such prospectus, the information for Chasewood Bloomington Limited on the sixth line, and the information for J. Ronald Terwilliger on the twenty-sixth line are deleted and replaced with the following information:

			Number of Shares of Common Stock Owned After Offering (1)
	Shares of Common Stock Owned as of October 31, 2003	Units Owned as of October 31, 2003 that may be Redeemed for Shares of Common Stock (2)
Name			Number	Percent (3)
Avery Family Limited Partnership (4)	0	2,452.33	0	*
Barbara Hunt Crow Management Trust	0	34,927.51	0	*
TCF Interests Partnership, Ltd. (5)	0	10,586.58	0	*
Patricia B. Terwilliger	111,500	28,027.00	111,500	*

*
Less than one percent.

1.
Assumes that all Shares issuable upon redemption of Units are sold by the Selling Stockholders.

2.
All Units listed in this column can be redeemed on a one-for-one basis for shares of AvalonBay Common Stock under certain conditions. If that happens, the Selling Stockholders may offer all of these Shares by the accompanying Prospectus.

3.
We calculated the percentage of ownership based on 70,717,008 shares of Common Stock that were outstanding on October 31, 2003.

4.
Craig C. Avery Company, of which Craig C. Avery is President, is the general partner of this Unitholder and may be deemed to be the beneficial owner of the Shares issuable upon redemption of such Units under Rule 13d-3.

5.
Crow Family, Inc. is the general partner of this Unitholder and may be deemed to be the beneficial owner of the Shares issuable upon redemption of such Units under Rule 13d-3.

The date of this Prospectus Supplement is November 10, 2003.